EXHIBIT (d)(2)(E)

Guaranteed Insurability Rider

The Union  Central  Life  Insurance  Company

Cincinnati, Ohio

GUARANTEED INSURABILITY  RIDER

BENEFIT. On  each  option  date  while  this  rider  is  in  force,  you  may  increase  the  specified  amount  by  the  benefit  amount of this  rider shown on the  policy  schedule.  No  evidence of insurability will be  required.  The  option dates will  be  the annual  dates  nearest  the  insured's  25th,  28th,  31st,  34th,  37th  and  40th  birthdays.

ADVANCING OF  OPTION DATES. You  may  elect  to  advance  the  next  option  date  when  one  of  these events happen:

(1)  the  date  of  the  insured's  marriage;  or

(2)  the  date  of  the  live  birth  of  a  child  of  the  insured's  marriage;  or

(3)  the  date  of  legal  adoption  by  the  insured  of  a  child  under  18  years  of  age.

The date  the  increase in coverage  will  take  effect  will  be  the  third  monthly  date  after  the  event. If more  than  one  child  is born or  adopted  on  the  same  date, an option  date  will  be  advanced with respect  to  each  child. An advanced option date will replace  the  next  regular option date. At no  time  may  the  total  number of options that are  elected be more  than   the number of  option  dates  that  occur  after  the  effective  date  of  this  rider.

OTHER RIDERS.  You  may  increase the monthly total disability benefit that is provided by this policy, if  any,  on  an option date  in  the  same  proportion as the  specified  amount  increase  that  is  elected  under  this  rider.

If on  an  option  date  premiums are being  credited  under  the  terms  of  a  Total  Disability  Benefit  Rider,  we  will  automatically increase the specified  amount  of  insurance for the  insured  by  the  benefit  amount of this  rider.  We  will  also  increase the monthly total  disability  benefit  in  the  same  proportion.

You may increase the accidental death benefit that is provided by this policy, if any, on an option date in the same proportion as the  specified  amount  increase elected under this rider, provided that the total  amount of accidental death benefit for  all  policies  issued  by  us  on  the  insured's  life  does  not  exceed  $150,000.

OPTION PERIOD.  The option period for  an  option  date  begins 60 days  before  and  ends  31  days  after  that  date. The option period for an  option date that has been advanced begins on the date of any  occasion in the ADVANCING OF OPTION DATES  section  and  ends  91  days  after  that  date.

AUTOMATIC TERM  INSURANCE.  We  will   provide free term insurance on the life of  the insured  for  the option period of  an  available option date  caused  by  marriage, birth, or adoption of a  child.  The  insurance is not  payable  if  the insured  dies  by  suicide. The amount  will  be  equal  to  the  option  amount. This insurance will expire  on  the  day  before  the third monthly  date  after  the  marriage, birth or  adoption.

If the specified  amount  is  reduced below the benefit amount of this rider, the benefit amount will be  changed to the reduced specified  amount. The  monthly  cost  for  this  rider  will  also  be  reduced.

INCONTESTABILITY. We  will  not  contest  any  additional insurance coverage issued as  a  result  of  this  rider after the original policy has  been  in  force  during  the  insured's  lifetime  for  two  years. If the  policy  is  reinstated, the time  period  will be computed  from  the  date  of  reinstatement.

SUICIDE. If the  insured  under this rider commits suicide within two years  after  the  issue  date  of  this  rider, our  total liability will  be  to  return to the  cash  surrender  value  the  monthly costs for  the  additional insurance coverage issued  as  a result of  this  rider.

TERMINATION. This  rider  will  terminate:

(1) when  the policy  terminates;  or

(2) on  the first  monthly  date  after  you  give us  written  notice;  or

(3) on  the expiry  date shown  on  the policy  schedule.

REINSTATEMENT. Within  five years  after  your  rider  terminates,  you  may  put  this  rider  back  in  force by  written  notice to  us  if:

(1)   the policy  is  in  force;  and

(2)   you  provide us  with  evidence of  insurability;  and

(3)   enough  premium  is  paid  to  keep  this  rider  in  force for  three months.

CONTRACT. This  rider  is  made  a  part  of  the  policy. It  is  based  on  the  application  and  any  supplemental  applications for  this  rider.

MONTHLY  COST  OF  BENEFIT. We  will  deduct  the monthly  cost  for  this  rider  until  it  terminates.

RIDER  SPECIFICATIONS. The  effective  date,  benefit  amount  and  monthly  cost  for  this  rider  are  shown  on  the  policy schedule.

THE UNION  CENTRAL  LIFE  INSURANCE  COMPANY

Secretary	President